Exhibit 99.1

NEWS RELEASE

For information contact:

Kevin B. Habicht

Chief Financial Officer

(407) 265-7348

FOR IMMEDIATE RELEASE

April 28, 2021

NATIONAL RETAIL PROPERTIES, INC. ANNOUNCES

WEBCAST OF ITS ANNUAL MEETING OF STOCKHOLDERS;

URGES STOCKHOLDERS TO PARTICIPATE REMOTELY

Orlando, Florida, April 28, 2021 - National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust, announced today that it will webcast its Annual Meeting of stockholders on Wednesday, May 12, 2021 at 8:30 a.m., to minimize risk from the novel coronavirus (COVID-19) to stockholders, employees and the community. The company strongly encourages all stockholders to access the meeting via the live webcast rather than attend the meeting in person.

Stockholders may access the Annual Meeting via webcast at https://agm.issuerdirect.com/NNN. Instructions on how to ask questions following the business portion of the Annual Meeting will be provided on the webcast at the web address provided above.

Stockholders will not be able to vote or revoke their proxy through the webcast, nor participate actively other than to participate in the Q&A session after completion of the business portion of the Annual Meeting. To ensure that all votes are counted at the Annual Meeting, the Company strongly encourages stockholders to vote their shares in one of the manners indicated in the previously distributed proxy materials, or through their broker, bank or other nominee’s voting instruction form.

450 S. Orange Ave., Suite 900 | Orlando, FL 32801 (800) NNN-REIT | www.nnnreit.com

National Retail Properties invests primarily in high-quality retail properties subject generally to long-term, net leases. As of December 31, 2020, the company owned 3,143 properties in 48 states with a gross leasable area of approximately 32.5 million square feet and with a weighted average remaining lease term of 10.7 years. NNN is one of only three publicly traded REITs and 86 publicly traded companies in America to have increased annual dividends for 31 or more consecutive years. For more information on the company, visit www.nnnreit.com.

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